EXHIBIT 10.2

This VOTING AND SUPPORT AGREEMENT, dated as of October 12, 2010 (this “Agreement”), is made and entered into by and among Utah Intermediate Holding Corporation, a Delaware corporation (“Parent”), Utah Merger Corporation, a New Jersey corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Comverse Technology, Inc., a shareholder of Ulticom, Inc., a New Jersey corporation (the “Company”) (“Shareholder”).

PRELIMINARY STATEMENT

Capitalized terms used but not defined herein shall have the meanings given such terms in that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Merger Sub and the Company (including any exhibits, schedules or supplements thereto, the “Merger Agreement”).

Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all uses of the term “beneficial owner” in this Agreement) of 7,386,669 shares of common stock, no par value, of the Company (“Company Common Stock”) (all such shares of Company Common Stock being hereinafter referred to as the “Covered Shares”).

Concurrently with the execution and delivery hereof, (i) Parent, Merger Sub and the Company are entering into the Merger Agreement, which provides, among other things, for Merger Sub to merge (the “Merger”) with and into the Company, with the Company being the surviving corporation in accordance with the New Jersey Business Corporation Act, and (ii) Parent, Merger Sub and Shareholder are entering into the Share Purchase Agreement, which provides, among other things, for Shareholder to sell and transfer to Parent, and for Parent to purchase and acquire from Shareholder, all of the Covered Shares immediately prior to the consummation of the Merger for the consideration set forth therein (the “Share Purchase Agreement”).

As a condition of and material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that Shareholder enter into this Agreement, and Shareholder has agreed to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of these premises, the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1.
VOTING OF SHARES; IRREVOCABLE PROXY

1.01 Granting of Proxy and Voting of Covered Shares.  Shareholder, by this Agreement, does hereby constitute and appoint Parent and Merger Sub, or any nominee thereof, with full power of substitution and resubstitution, during and for the term of this Agreement, as

Shareholder’s true and lawful attorney-in-fact and proxy for and in Shareholder’s name, place and stead, to vote (or to instruct nominees or record holders to vote) the Covered Shares at any annual, special or adjourned or postponed meeting of the shareholders of the Company (and this appointment will include the right to sign on behalf of Shareholder, as Shareholder’s attorney-in-fact, any consent, certificate or other document, in lieu of a meeting or otherwise, relating to the Company that the Laws of the State of New Jersey may require or permit):

(a) in favor of the approval and adoption of the Merger Agreement, the Merger, each of the other actions contemplated by the Merger Agreement and any other matters necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Merger (including for any adjournment or postponement of the Company Shareholders Meeting proposed pursuant to Section 5.15(b) of the Merger Agreement); and

(b) against the approval or adoption of:

(i) any Takeover Proposal or any other transaction, proposal, agreement or action made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement, and

(ii) any action, proposal, transaction or agreement that is intended or could reasonably be expected to prevent, impede, interfere with or discourage the consummation of the Merger or adversely affect the Merger or the other transactions contemplated by this Agreement and the Merger Agreement.

The proxy and power of attorney set forth above in this Section 1.01 is hereinafter referred to as the “Proxy”.

1.02 Irrevocable Proxy.  Shareholder hereby affirms that this Proxy is irrevocable and coupled with an interest sufficient to support an irrevocable proxy under applicable Law; provided, however, that the Proxy is subject to the automatic termination of the Proxy upon a termination of this Agreement in accordance with Section 6.01.  Shareholder hereby further affirms that the Proxy is given in connection with, and granted in consideration of and as an inducement to, Parent and Merger Sub entering into the Merger Agreement and the Share Purchase Agreement, and the Proxy is given to secure the performance of the duties of Shareholder under this Agreement.  Shareholder has not entered into, and hereby covenants and agrees not to enter into at any time while this Agreement remains in effect, any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Article I.  Shareholder represents and warrants that Shareholder has revoked or terminated all and any other proxies and powers of attorney with respect to the Covered Shares that Shareholder may have heretofore made or granted and agrees not to grant any such other proxies or powers of attorney at any time while this Agreement remains in effect.  If for any reason a court of competent jurisdiction finds that the Proxy is not irrevocable, then Shareholder agrees (subject to the proviso to the first sentence of this Section 1.02) to vote the Covered Shares in accordance with the terms set forth in the Proxy as instructed by Parent or Merger Sub in writing.  The parties agree that the foregoing is a voting agreement.  For Covered Shares as to which Shareholder is the beneficial but not the record owner, Shareholder shall take all necessary actions to cause any record owner of such Covered Shares to grant to Parent or Merger Sub a proxy to the same effect as that contained in the Proxy.

1.03 No Duty or Liability.  The parties hereto acknowledge and agree that neither Parent, Merger Sub, nor their respective successors, assigns, Subsidiaries, divisions, employees, officers, directors, shareholders, agents or Affiliates shall owe any duty to, whether in Law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including attorney’s fees) and compensation of any kind or nature whatsoever to Shareholder in connection with or as a result of any voting by Parent or Merger Sub of the Covered Shares as contemplated hereby.  The parties hereto acknowledge that, pursuant to the authority hereby granted under the Proxy, Parent or Merger Sub may vote the Covered Shares in furtherance of its own interests, and neither Parent nor Merger Sub is acting as a fiduciary of Shareholder or the Company.

ARTICLE 2.
TRANSFER RESTRICTIONS

2.01 Restrictions on Transfer.  During the term of this Agreement, except as otherwise provided herein, Shareholder will not (a) tender into any tender or exchange offer, (b) directly or indirectly, in whole or in part, sell, transfer, assign, gift, place in trust, pledge, hypothecate, tender, grant an option, right of first refusal or offer with respect to, encumber or otherwise dispose of, any of the Covered Shares, (c) commit any act that could restrict or affect Shareholder’s legal power, authority or right to vote any or all of the Covered Shares then owned of record or beneficially by Shareholder (whether by proxy, voting trust or otherwise) or otherwise prevent or disable Shareholder from performing any of Shareholder’s obligations under this Agreement, (d) enter into a swap or any other agreement or any transaction that transfers in whole or in part, the economic consequence of ownership of any Covered Shares or (e) otherwise agree to do any of the foregoing.

2.02 Acquisition of Additional Shares.  In the event (a) of any stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Covered Shares or any other action that would have the effect of changing Shareholder’s ownership of the Covered Shares or other Company securities or (b) Shareholder becomes the beneficial owner of any additional shares of Company Common Stock or other securities of the Company during the period commencing with the execution and delivery of this Agreement through the termination of this Agreement pursuant to Section 6.01, then the terms of this Agreement will apply to all shares of Company Common Stock or other securities of the Company held by the Shareholder immediately following the effectiveness of the events described in clause (a) or Shareholder becoming the beneficial owner thereof as described in clause (b), as though such shares or other securities of the Company were Covered Shares hereunder.  Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent and Merger Sub in writing of the number of any new shares of Company Common Stock or other shares of capital stock or securities of the Company acquired by Shareholder or of which Shareholder becomes the beneficial owner, if any, after the date hereof.

ARTICLE 3.
NO SOLICITATION; NOTIFICATION

3.01 No Solicitation.  Prior to the termination of this Agreement, Shareholder in its capacity as a shareholder of the Company shall, and shall instruct and cause Shareholder’s directors, officers and employees and its investment bankers, financial advisors, attorneys and other advisors or representatives (“Representatives”) to, cease any solicitations, discussions, and negotiations that may be ongoing as of the date of this Agreement with any Person with respect to a Takeover Proposal.  Shareholder shall not, and shall not authorize or (to the extent within the control of Shareholder) permit its Representatives to, directly or indirectly, (a) solicit, facilitate, initiate or encourage any inquiries regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (b) furnish to any Person any Company information or data (or provide any Person with access to its properties, books, assets or personnel) in furtherance of any Takeover Proposal, (c) have any discussions or participate in any negotiations with any third party regarding any Takeover Proposal, (d) approve or recommend any Takeover Proposal, enter into any agreement-in-principle, letter of intent, acquisition or similar agreement with respect to a Takeover Proposal (or resolve to or publicly propose any of the foregoing) or (e) make any public statement or proposal inconsistent with the Company Recommendation.

3.02 Notification.  Prior to the termination of this Agreement, Shareholder shall promptly (and in any case within 24 hours following the relevant event) notify Parent upon receipt, in Shareholder’s capacity as a shareholder of the Company, of any inquiries, proposals, or offers received by, any requests for information from, or any discussions or negotiations sought to be initiated or continued with, Shareholder or its Representatives concerning any Takeover Proposal or that could reasonably be expected to lead to a Takeover Proposal and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials.

ARTICLE 4.
ADDITIONAL AGREEMENTS OF SHAREHOLDER

4.01 Additional Agreements of Shareholder.  Shareholder hereby:

(a) agrees, prior to the termination of this Agreement pursuant to Section 6.01, not to take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect in any and all respects or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Shareholder of its obligations under or contemplated by this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent with respect to the Merger that Shareholder may have now or at any time with respect to the Covered Shares;

(c) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (ii) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement; and

(d) agrees that, upon request of Parent or Merger Sub, Shareholder shall execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES

5.01 Representations and Warranties of Shareholder.  Shareholder represents and warrants to Parent and Merger Sub, as of the date hereof and for so long as this Agreement remains in effect (unless otherwise expressly limited), as follows:

(a) Title.  Shareholder is the record and beneficial owner of, and has good and valid title to, the Covered Shares, free and clear of any Liens (including any restriction on the right to vote or transfer any of the Covered Shares), except as may be provided for in this Agreement.  The Covered Shares represent all of the shares of capital stock of the Company beneficially owned, directly or indirectly, by Shareholder.  Shareholder does not own any securities convertible into or exchangeable for any shares of Company Common Stock or other voting securities of the Company other than the Covered Shares.  Shareholder holds exclusive power to vote and dispose of the Covered Shares and (other than as set forth in Section 1.01) has not granted a proxy to any other Person to vote the Covered Shares.  Except for the Covered Shares, Shareholder does not, directly or indirectly, own or have any option, warrant or other right to acquire any securities of the Company that is or may by its terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is Shareholder subject to any Contract, other than this Agreement, that allows or obligates Shareholder to vote, acquire or dispose of any securities of the Company.

(b) Organization and Qualification.  Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

(c) Authority.  Shareholder has all requisite corporate power and authority and full legal capacity to enter into, execute and deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(d) Due Execution and Delivery.  The execution, delivery and performance by Shareholder of this Agreement, and the consummation by Shareholder of the transactions contemplated hereby, have been duly and validly authorized and approved by its board of directors and no other action on the part of Shareholder is necessary to authorize the execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Shareholder and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of

Shareholder, enforceable against Shareholder in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(e) No Filings, Consents, Conflict or Default; No Shareholder Vote.

(i) Neither the execution and delivery of this Agreement nor compliance by Shareholder with any of the terms or provisions hereof or thereof, does or will:

(1) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Shareholder;

(2) contravene, conflict with or violate in any material respect any Law, judgment, writ or injunction of any Governmental Authority applicable to Shareholder or any of Shareholder’s properties or assets;

(3) other than as contemplated in this Agreement, violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination, cancellation or redemption, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon the Covered Shares, under, any of the terms, conditions or provisions of any Contract, including, any voting agreement, shareholders agreement, irrevocable proxy or voting trust, to which Shareholder is a party or by which Shareholder or any of its properties or assets may be bound;

(4) require Shareholder to make any filing with or give any notice to, or obtain any approval, consent, ratification, waiver or other authorization from, any Person or any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby, except for filings with the Securities and Exchange Commission (including the filing of any Schedules 13D or 13G or amendments to Schedules 13D or 13G (as applicable)) or stock exchange required disclosures as may be required in connection with this Agreement and the transactions contemplated hereby;

(5) constitute a violation of any Law applicable to Shareholder; or

(6) render any state takeover statute or similar statute or regulation applicable to the Merger, or any of the other Transactions.

(ii) No shareholder vote is required to approve (x) Shareholder’s execution and delivery of this Agreement or (y) the performance by Shareholder of any of its obligations hereunder.

(f) No Litigation.  On the date hereof, there is no suit, claim, action, investigation or proceeding pending that has been commenced by or against Shareholder or any order, judgment, ruling, subpoena or decree entered, issued, made or rendered by any Governmental Authority that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

(g) Receipt; Reliance.  Shareholder has received and reviewed a copy of the Merger Agreement and understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement and the representations, warranties and covenants contained herein.

5.02 Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub, jointly and severally, represent and warrant to Shareholder, as of the date hereof and for so long as this Agreement remains in effect, as follows:

(a) Organization and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey.

(b) Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority and full legal capacity to enter into, execute and deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c) Due Execution and Delivery.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by Shareholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

ARTICLE 6.
MISCELLANEOUS

6.01 Termination.  This Agreement will terminate (a) on the earliest to occur of (i) the Effective Time, (ii) the date the Merger Agreement is validly terminated in accordance with its terms. (iii) the date the Share Purchase Agreement is validly terminated in accordance with its terms, and (iv) the date that is thirty (30) days after a Company Adverse Recommendation Change if such Company Adverse Recommendation Change continues to exist and has not been superseded by a Company Recommendation with respect to any amended or modified Takeover Proposal from Parent, or (b) by the mutual consent of Shareholder, on the one hand, and Parent and Merger Sub, on the other hand.  Notwithstanding the preceding sentence, this Article 6 shall survive any termination of this Agreement.  Nothing in this Article 6 shall relieve or otherwise limit the Liability of any party for any breach of this Agreement.

6.02 Action in Shareholder Capacity Only.  The parties acknowledge that this Agreement is entered into by Shareholder in its capacity as owner of the Covered Shares and that nothing in this Agreement shall in any way restrict or limit any director, officer or other Representative of the Company from taking any action in his or her capacity as a director, officer or other Representative of the Company that is necessary for him or her to comply with his or her duties as a director or officer of the Company, including, without limitation, participating in his or her capacity as a director, officer or other Representative of the Company in any discussions or negotiations in accordance and compliance with Section 5.2 of the Merger Agreement.

6.03 Expenses.  Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

6.04 Further Assurances.  Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

6.05 Publicity.  Shareholder shall consult with Parent and Merger Sub before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger Agreement or the other transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement before such consultation, except as may be required by Law or applicable stock exchange rules.

6.06 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any federal or state court located within the Borough of Manhattan of the City, County and State of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

6.07 Injunction; Specific Performance.  The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement by Shareholder. It is accordingly agreed that Parent and Merger Sub shall be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to specific performance and, without the securing or posting of any bond, guarantee or other undertaking, injunctive or other equitable relief as a remedy for any such breach, and to enforce compliance with those covenants of Shareholder contained in this Agreement.  In any action for specific performance, Shareholder shall waive the defense of adequacy of a remedy at Law.

6.08 Amendments and Waivers.  Any provision of this Agreement may be (a) waived by the party hereto benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement by the parties hereto.

6.09 Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements among the parties hereto with respect to such matters.

6.10 Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile (which is confirmed) or by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

c/o Platinum Equity LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attention:  Eva Kalawski, General Counsel
Facsimile:  (310) 712-1863

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attention:  Luke P. Iovine, III, Esq.
Facsimile:  (212) 230-7649

If to Shareholder, to:

Comverse Technology, Inc.
810 Seventh Avenue
New York, NY 10019
Attention:  Shefali Shah
Facsimile:  (212) 739-1094

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:  David E. Zeltner
Facsimile:  (212) 310-8007

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

6.11 Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Any facsimile or portable document format copies hereof or signature hereon shall, for all purposes, be deemed originals.

6.12 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.  Any assignment in violation of the foregoing shall be null and void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

6.13 Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.14 Third Party Beneficiaries.  This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.15 Cumulative.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity will be cumulative and not alternative, and the exercise of any thereof by Parent or Merger Sub will not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or Merger Sub.

6.16 Interpretation; Rules of Construction.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When a reference is made in this Agreement to an Article, Section, Exhibit or Annex, such reference is to an Article or Section of, or an Exhibit or Annex to, this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this

Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

UTAH INTERMEDIATE HOLDING CORPORATION

By:	/s/ Eva M. Kalawski
	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

UTAH MERGER CORPORATION

By:	/s/ Eva M. Kalawski
	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

COMVERSE TECHNOLOGY, INC.

By:	/s/ Shefali Shah
	Name:	Shefali Shah
	Title:	SVP, General Counsel

[Signature page to Voting and Support Agreement]